Reflect Scientific Provides Post-Funding Guidance on Financial Targets

Orem, Utah -- (BUSINESS WIRE) July 12, 2007 Reflect Scientific, Inc. (OTC: BB RSCF), an industry leader in the manufacture, supply and distribution of scientific equipment and related supplies, announces post-funding guidance on financial targets.

“The completion of our initial acquisitions has brought the Company to an important inflection point in the business, and combined with our recent institutional capital raise in the amount of $2.5 million; we believe we are in position to achieve revenues and earnings approximating $17.0 and $3.3 million, respectively, in the first year post-funding, with revenues and earnings increasing to $29.7 and $7.4 million, respectively, in the second year. While we believe additional funding may be required to achieve second year results, we feel our products are becoming well positioned in these markets and should achieve the indicated sales volumes,” remarked Mr. Kim Boyce, President and CEO, Reflect Scientific.

Mr. Boyce also noted, “As is the case with any forward-looking guidance, several factors will determine future revenues and earnings. These include factors such as; adverse changes in market conditions; a sizable ramp up in ultra low temperature freezer sales; increased interest in our vision inspection equipment; and new opportunities in cold chain management within the trucking and airline industry; It also assumes that identified customer progress and product developments reach fruition.”

About Reflect Scientific:

Reflect Scientific provides scientific products for the biotechnology, pharmaceutical and medical industries and has had consistent year-over-year growth for more than 14 years. Reflect Scientific targets strategic acquisitions that will increase revenue and profits in their primary markets and that will fulfill Reflect’s strategic imperative of significant, sustained revenue growth through innovative market need-based products.

This press release contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or developments in our industry, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements in this release include statements regarding: Reflect’s expectations regarding the amount and timing of revenues, earnings and cash flows in future periods; and Reflect’s expectations regarding the nature and amount of expenses in future periods. Factors that could cause actual results to differ materially from anticipated results include risks and uncertainties such as: the possibility that our potential customers will defer purchasing decisions due to economic, political or other conditions or will purchase products offered by our competitors; the failure of Reflect to maintain anticipated levels of expenses in future periods and the risk that cost reduction efforts may adversely affect the ability of Reflect to achieve its business objectives; the risks associated with the collection of accounts receivable; the risks associated with technical difficulties or delays in product introductions and improvements; product development, product pricing or other initiatives of Reflect’s competitors; the amount and timing of strategic expenses; and other risks and uncertainties detailed in Reflect’s most recent Annual Report on Form 10-KSB and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Reflect disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For information related to Reflect Scientific, contact Investor Relations: Michael Dancy, 801-746-3570, email: medancy@allwest.net, or visit: www.reflectscientific.com.